EXHIBIT 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	Anne Marie Fields
(732) 296-8400	(afields@lhai.com)
212-838-3777

SENESCO TECHNOLOGIES REPORTS FIRST QUARTER FISCAL 2007
FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (November 6, 2006) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported financial results for the three months ended September 30, 2006.

The net loss for three month period ended September 30, 2006 was $600,465, or $0.04 per share, compared with a net loss of $897,122, or $0.06 per share, for the three month period ended September 30, 2005.  The decrease in net loss was primarily the result of an increase in revenue and a decrease in operating expenses.

Revenues of $81,250 and $12,500 during the three month periods ended September 30, 2006 and 2005, respectively, consisted of milestone payments in connection with certain development and license agreements.

Research and development expenses during the three month period ended September 30, 2006 were $309,348, compared with $419,541 during the three month period ended September 30, 2005. The decline resulted from a decrease in research costs associated with the agricultural and human health research programs and lower stock-based compensation expense. The company expects research and development expense to increase as it expands its research activities, particularly in the area of human health.

General and administrative expenses were $383,285 for the three month period ended September 30, 2006, compared with $522,449 during the three month period ended September 30, 2005. The lower expenses were primarily due to lower stock-based compensation expense.

At September 30, 2006, Senesco had cash, cash equivalents and investments of $755,384. In October 2006, the Company completed a private placement of common stock and warrants for net proceeds of approximately $2,050,000.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others.

 Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(tables to follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2006	2006
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$355,384	$318,473
Short-term investments	400,000	850,000
Prepaid expenses and other current assets	137,582	139,584
Total Current Assets	892,966	1,308,057

Property and equipment, net	9,143	10,318
Intangibles, net	2,345,931	2,209,796
Security deposit	7,187	7,187
TOTAL ASSETS	$3,255,227	$3,535,358

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$105,561	$77,695
Accrued expenses	542,808	329,884
Deferred revenue	35,417	41,667
Total Current Liabilities	683,786	449,246
Grant payable	99,728	99,728
Other liability	33,112	34,418
TOTAL LIABILITIES	816,626	583,392

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 30,000,000 shares, issued and outstanding 15,487,388 and 15,477,388	154,874	154,774
Capital in excess of par	25,254,035	25,167,035
Deficit accumulated during the development stage	(22,970,308)	(22,369,843)
TOTAL STOCKHOLDERS’ EQUITY	2,438,601	2,951,966

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,255,227	$3,535,358

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30,	For the Three Months Ended September 30,	From Inception on July 1, 1998 through September 30,
	2006	2005	2006

Revenue	$81,250	$12,500	$499,583

Operating Expenses:
General and administrative	383,285	522,449	17,404,799
Research and development	309,348	419,541	7,294,196
Total Operating Expenses	692,633	941,990	24,698,995

Loss From Operations	(611,383)	(929,490)	(24,199,412)

Sale of state income tax loss	—	—	586,442
Other noncash income	—	—	321,259
Interest income, net	10,918	32,368	321,403
Net Loss	$(600,465)	$(897,122)	$(22,970,308)

Basic and Diluted Net Loss Per Common Share	$(0.04)	$(0.06)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	15,480,649	15,467,388